FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 25, 2011	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES A 32% INCREASE IN FIRST QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, April 25, 2011 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announces its operating results for the quarter ended March 31, 2011.

Parke Bancorp reported net income available to common shareholders of $2.04 million, or $0.45 per diluted common share, for the March 31, 2011 quarter, compared to net income of $1.55 million or $0.35 per diluted common share for the prior year quarter, an increase of 32.2%. The following is a recap of significant items that impacted the first quarter of 2011 compared to the same quarter last year: a $660,000 increase in net interest income primarily attributable to a lower cost of deposits; a $2.1 million increase in gain on sale of loans recorded by the Bank’s fully consolidated SBA joint venture subsidiary; a $299,000 increase loan loss provision ; a $221,000 increase in salary expense attributable to annual increases and additional staffing: and increased other real estate owned (“OREO”) expenses and other loan related expenses of $350,000. The increase in gain on sale of loans is a result of a change in the SBA sales agreement; warranty language was removed from the sales agreement and Parke Bancorp is no longer required to defer the recognition of the gain for 90 days. The gain recorded represents loans sold during the quarter ended March 31, 2011 and previously deferred gains from the quarter ended December 31, 2010.

At March 31, 2011, Parke Bancorp's total assets decreased to $725.4 million from $756.9 million at December 31, 2010, a decrease of $31.4 million or 4.2%. The decrease was largely due to a planned run-off of brokered deposits.

Parke Bancorp's total loans decreased to $622.7 million from $626.7 million at December 31, 2010, a decrease of $4.0 million or 0.6%.

At March 31, 2011, Parke Bancorp had $29.7 million in non-performing loans representing 4.1% of total assets, an increase from $27.4 million at December 31, 2010.

Loans past due 30 or more days and accruing were $15.2 million at March 31, 2011, a decrease of $646,000 from December 31, 2010.

At March 31, 2011, Parke Bancorp's allowance for loan losses was $14.8 million. The ratio of allowance for loan losses to total loans increased to 2.38% at March 31, 2011 from 2.36% at December 31, 2010. During the quarter Parke Bancorp charged-off $2.4 million in loans, primarily due to estimated collateral deficiencies on impaired loans. The ratio of allowance for loan losses to non-performing loans was 49.8% at March 31, 2011, compared to 53.9% at December 31, 2010.

Parke Bancorp's total investment securities decreased to $28.2 million from $29.7 million at December 31, 2010, a decrease of $1.5 million or 5.2%.

OREO at March 31, 2011 was $16.0 million, compared to $16.7 million at December 31, 2010. The real estate owned consisted of 10 properties, the largest being a condominium development at $9.7 million. This property was sold in 2010 but does not qualify for a sales treatment under Generally Accepted Accounting Principles (GAAP).

At March 31, 2011, Parke Bancorp's total deposits decreased to $584.5 million from $604.7 million at December 31, 2010, a decrease of $20.3 million or 3.3%. The decrease was due to a planned run-off of brokered deposits.

Parke Bancorp's total borrowings decreased to $64.1 million from $75.6 million at December 31, 2010, a decrease of $11.5 million or 15.2%.

Parke Bancorp's total equity increased to $72.7 million at March 31, 2011 from $70.7 million at December 31, 2010, an increase of $2.0 million or 2.8%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We are disappointed that the market has remained soft causing weak loan demand, with our loan portfolio remaining relatively flat from 2010 yearend. Although our assets have decreased due to the runoff of $20,000,000 in brokered deposits, we are proud to report a 32% increase in Net Income to $2,043,000, which is $.45 per share. There continues to be challenges in our loan portfolio due to the weak real estate market. Therefore, we increased our provision for loan losses to $2,400,000 for the quarter. Our SBA joint venture, 44 Business Capital, had a very strong quarter, making a significant contribution to our revenues. The increase in our net income supported a return on average equity of 14.37%, providing an excellent return to our shareholders. The continued increase in regulations and regulatory pressure on community banks, combined with a very sluggish economic recovery supports concern for the banking industry in 2011. However, we are confident that our focus on controlling costs, a strong net interest margin and the revenues generated by our SBA joint venture will support the continued strong performance of Parke Bank.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	March 31, 2011	December 31, 2010	% Change
	(in thousands)
Total Assets	$725,434	$756,853	-4.2%
Cash and cash equivalents	38,646	57,628	-32.9%
Investment securities	28,191	29,729	-5.2%
Loans	622,724	626,739	-0.6%
Deposits	584,468	604,722	-3.3%
Borrowings	64,125	75,616	-15.2%
Total equity	72,704	70,732	2.8%

Operating Ratios
	Three Months Ended March 31,
	2011	2010

Return on average assets	1.24%	1.08%
Return on average common equity	14.37%	12.88%
Interest rate spread	4.66%	4.26%
Net Interest margin	4.75%	4.47%
Efficiency ratio	30.99%	31.50%

Asset Quality Data
	March 31, 2011	December 31, 2010
	(in thousands)
Allowance for loan losses	$14,794	$14,789
Allowance for loan losses to total loans	2.38%	2.36%
Non-accrual loans	$29,725	$27,445
OREO	$15,982	$16,701

Statements of Income Data
	Three Months Ended March 31,
	2011	2010
	(in thousands except share and per share data)
Interest and dividend income	$10,190	$10,077
Interest expense	2,407	2,954
Net interest income	7,783	7,123
Provision for loan losses	2,400	2,101
Net interest income after provision for loan losses	5,383	5,022
Non-interest income	2,513	160
Non-interest expense	3,197	2,302
Income before income taxes	4,699	2,880
Provision for income taxes	1,880	1,152
Net income attributable to Company and noncontrolling (minority) interests	2,819	1,728
Net (income) loss attributable to noncontrolling (minority) interests	(527)	64
Net income attributable to Company	2,292	1,792
Preferred stock dividend and discount	249	246
Net income available to common shareholders	2,043	1,546

Basic income per common share	0.46	0.35
Diluted income per common share	0.45	0.35

Weighted shares - basic	4,442,233	4,437,773
Weighted shares - diluted	4,520,306	4,464,230